As filed with the Securities and Exchange Commission on May 17, 2007.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANS WORLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	13-3738518
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

545 Fifth Avenue, Suite 940
New York, New York 10017

(Address of Principal Executive Offices)

2004 EQUITY INCENTIVE PLAN

(Full title of the plan)

RAMI S. RAMADAN

President, Chief Executive Officer and Chief Financial Officer

Trans World Corporation

545 Fifth Avenue, Suite 940

New York, New York 10017

(Name and address of agent for service)

(212) 983-3355

(Telephone number, including area code, of agent for service)

with a copy to:

Timothy B. Matz

Jeffrey A. Koeppel

Elias Matz Tiernan & Herrick L.L.P.

734 15th Street, N.W.

12th Floor

Washington, D.C. 20005

(202) 347-0300

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum	Amount of
	Amount to be		Offering Price		Aggregate	Registration
Title of Securities to be Registered	Registered (1)		per Share		Offering Price	Fee
Common Stock, $0.001 par value per share	257,270 shares	(2)	$4.055	(3)	$1,043,229.85	$32.03
Common Stock, $0.001 par value per share	295,000 shares	(4)	3.040	(5)	896,800.00	$27.53
	75,000 shares	(6)	4.055	(3)	304,125.00	$9.34
Total	627,270 shares	(7)			$2,244,154.85	$68.90

(1)      Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock, par value $0.001 per share (“Common Stock”), of Trans World Corporation (“TWC” or the “Company”) reserved for issuance pursuant to the 2004 Equity Incentive Plan (the “2004 Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(2)      Represents 257,270 shares of Common Stock reserved for issuance pursuant to the 2004 Plan for which options have not been granted.

(3)      Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Proposed Maximum Offering Price Per Share is equal to the average of the high and low prices of the Common Stock of the Company on May 11, 2007 on the Over-the-Counter Bulletin Board, which was $4.055.

(4)      Represents 295,000 shares reserved for issuance pursuant to the 2004 Plan for which options to purchase common stock have been granted at a weighted average exercise price of $3.04 under the Plan.

(5)      Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule 457(h) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price for the granted options to purchase shares of Common Stock.

(6)      Represents 75,000 shares of restricted stock which have been granted under the Plan.

(7)      See the Explanatory Note, herein.

                This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. Section 230.462.

Exhibit Index is on page 10.

EXPLANATORY NOTE

                The total number of shares of Common Stock includes 10,800 shares of Common Stock previously reserved for issuance pursuant to the Company’s 1998 Stock Option Plan and 365 shares of Common Stock previously reserved for issuance pursuant to the Company’s 1999 Non-Employee Director Stock Option Plan which have been carried over to the 2004 Plan. See Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 (SEC File No. 373-100411) filed on May 17, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1:                                                 Plan Information.*

Item 2:                                                 Registrant Information and Employee Plan Annual Information.*

*  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:                                                 Incorporation of Documents by Reference.

                The Company is hereby registering 627,270 shares of its Common Stock for issuance under the Company’s 2004 Equity Incentive Plan as amended by the vote of the stockholders of the Company at the Company’s 2005, 2006 and 2007 Annual Meetings of Stockholders, respectively. The 2007 Annual Meeting of Stockholders was held on May 5, 2007.

                The following documents, which have been previously filed with the SEC, are hereby incorporated by reference in this Registration Statement:

(1)             The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed March 30, 2005 (File No. 000-25244).

(2)             All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Form 10-KSB referred to in paragraph (1), above.

(3)             The Company’s Definitive Proxy Statement for the 2004 Annual Meeting of Stockholders filed May 25, 2004 (File No. 000-25244), Appendix E, which contains the text of the 2004 Plan.

(4)             The Company’s Definitive Proxy Statement for the 2005 Annual Meeting of Stockholders, filed June 8, 2005 (File No. 000-25244), which contains the first amendment to the 2004 Plan.

(5)             The Company’s Definitive Proxy Statement for the 2006 Annual Meeting of Stockholders, filed April 19, 2006 (File No. 000-25244), which contains the second amendment to the 2004 Plan.

(6)             The Company’s Definitive Proxy Statement for the 2007 Annual Meeting of Stockholders, filed April 23, 2007 (File No. 000-25244), which contains the third amendment to the 2004 Plan.

(7)             The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form SB-2 filed on October 22, 1994 pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) (File No. 33-85446-A) including any amendment or report filed for the purpose of updating such description.

                Until such time that a post-effective amendment to this Registration Statement has been filed that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4:                                                 Description of Securities.

Not applicable.

Item 5:                                                 Interests of Named Experts and Counsel.

                The validity of the shares of common stock offered hereby has been passed upon for the Registrant by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

Item 6:                                                 Indemnification of Directors and Officers.

                Article Eight of the Articles of Incorporation, as amended and Article X of the Bylaws of the Company permit indemnification of directors and officers to the fullest extent permitted by the Nevada General Corporation Law (“NGCL”), and the Company’s directors and officers are covered by insurance policies maintained by TWC.

In addition, Section 78.751 of the Nevada General Corporation Laws provides as follows:

Indemnification of officers, directors, employees and agents; advance of expenses.

                1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorney’s fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

                4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so order, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

                5. The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

                6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation for the law and was material to the cause of action, (b) Continues for a person who has ceased to be a director, officer, employee or agent and enures to the benefit of the heirs, executors and administrators of such a person.

                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7:                                                 Exemption from Registration Claimed.

Not applicable.

Item 8:                                                 Exhibits.

Exhibit Number	Description
4.1	Common Stock Certificate (1)
5.1	Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (contained in the legal opinion included in Exhibit 5.1).
23.2	Consent of Rothstein, Kass & Company, P.C., Independent Registered Public Accounting Firm.
24.1	Powers of Attorney (included in signature page to Registration Statement).
99.1	2004 Equity Incentive Plan. (2)
99.2	First Amendment to 2004 Equity Incentive Plan. (3)
99.3	Second Amendment to 2004 Equity Incentive Plan. (4)
99.4	Third Amendment to 2004 Equity Amendment Incentive Plan.(5)

(1) Incorporated by reference from the Company’s Registration Statement on Form SB-2 (File No. 33-85446-A) filed on October 22, 1994 and amended on November 29, 1994.

(2) Incorporated by reference to Appendix E of the Company’s Definitive Proxy Statement on Schedule 14-A for the 2004 Annual Meeting of Stockholders filed on May 25, 2004 (File No. 000-25244).

(3) Incorporated by reference to pages 12-13 of the Company’s Definitive Proxy Statement for the 2005 Annual Meeting of Stockholders on Schedule 14-A filed on June 8, 2005 (File No. 000-25244).

(4) Incorporated by reference to pages 13-14 of the Company’s Definitive Proxy Statement for the 2006 Annual Meeting of Stockholders on Schedule 14-A filed on April 19, 2006 (File No. 000-25244).

(5) Incorporated by reference to pages 14-15 of the Company’s Definitive Proxy Statement for the 2007 Annual Meeting of Stockholders on Schedule 14-A filed on April 23, 2007 (File No. 000-25244).

Item 9:                                                 Undertakings.

(a) The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of May, 2007.

TRANS WORLD CORPORATION

By:	/s/ Rami S. Ramadan
Rami S. Ramadan
President, Chief Executive Officer and
Chief Financial Officer

POWER OF ATTORNEY

                KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rami S. Ramadan as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including posteffective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rami S. Ramadan	Director, President, Chief Executive	May 5, 2007
Rami S. Ramadan	Officer and Chief Financial Officer
(Principal Executive Officer and Principal
Accounting and Financial Officer)

/s/ Geoffrey B. Baker	Director	May 5, 2007
Geoffrey B. Baker

/s/ Julio E. Heurtematte	Director	May 5, 2007
Julio E. Heurtematte

/s/ Malcolm M.B. Sterrett	Director	May 5, 2007
Malcolm M.B. Sterrett

/s/ Timothy G. Ewing	Director	May 5, 2007
Timothy G. Ewing

EXHIBIT INDEX

Exhibit Number	Description
4.1	Common Stock Certificate. (1)
5.1	Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (contained in the legal opinion included in Exhibit 5.1).
23.2	Consent of Rothstein, Kass & Company, P.C., Independent Registered Public Accounting Firm.
24.1	Powers of Attorney (included in signature page to Registration Statement).
99.1 (2)	2004 Equity Incentive Plan.
99.2 (3)	First Amendment to 2004 Equity Incentive Plan.
99.3 (4)	Second Amendment to 2004 Equity Incentive Plan.
99.4 (5)	Third Amendment to 2004 Equity Incentive Plan.

(1)      Incorporated by reference from the Company’s Registration Statement on Form SB-2 (File No. 33-85446-A) filed October 22, 1994 and amended November 29, 1994.

(2)      Incorporated by reference to Appendix E of the Company’s Definitive Proxy Statement on Schedule 14-A filed on May 25, 2004 (File No. 000-25244).

(3)      Incorporated by reference to pages 12-13 of the Company’s Definitive Proxy Statement on Schedule 14-A filed on June 8, 2005 (File No. 000-25244).

(4)      Incorporated by reference to pages 13-14 of the Company’s Definitive Proxy Statement for the 2006 Annual Meeting of Stockholders on Schedule 14-A filed on April 19, 2006 (File No. 000-25244).

(5)      Incorporated by reference to pages 14-15 of the Company’s Definitive Proxy Statement for the 2007 Annual Meeting of Stockholders on Schedule 14-A filed on April 23, 2007 (File No. 000-25244).